Exhibit 99.1

PRESS RELEASE SOURCE: WPCS International Incorporated

WPCS Completes Acquisition of Voacolo Electric

EXTON, PA - (PR Newswire - First Call) - April 2, 2007) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has completed the acquisition of Voacolo Electric Incorporated for $2.5 million in cash and stock at closing with an additional earn out to be paid upon the achievement of a certain earnings target over a 12 month period from the closing date.

Historically profitable, Voacolo Electric is projected to achieve approximately $7.1 million in revenue and $1.1 million in earnings before interest and taxes for their current fiscal year ending September 30, 2007. Over the past several years, gross margins have averaged approximately 30%.

In addition to the completion of the acquisition of Voacolo Electric, WPCS has announced that it has mutually agreed to terminate discussions to acquire ATC International as previously discussed in a press release issued February 12, 2007.

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Carol Lindley / WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com